EXHIBIT 10.22

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated and effective the 5th day of March 2004 (the “Effective Date”) is made by and between SAVVIS COMMUNICATIONS CORPORATION, a Delaware corporation (the “Company), with offices in, inter alia, Herndon, Virginia and Tim Caulfield, an adult resident of Foothill Ranch, California (the “Executive”).

RECITALS:

WHEREAS, it is the desire of the Company to assure itself of the services of Executive by engaging Executive as its Managing Director, Worldwide Consulting & Hosting; and

WHEREAS, Executive desires to serve the Company on the terms herein provided;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Certain Definitions.

(a) “Annual Base Salary” shall have the meaning set forth in Section 5.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Bonus” shall have the meaning set forth in Section 6.

(d) The Company shall have “Cause” to terminate Executive’s employment hereunder upon Executive’s:

(i) failure to follow a legal order of the Board or the Executive’s Supervisor, other than any such failure resulting from Executive’s Disability, after notice and reasonable opportunity for cure,

(ii) fraud, embezzlement, or any other similar illegal act involving moral turpitude committed by the Executive in connection with the Executive’s duties as an executive of the Company or any subsidiary or affiliate of the Company,

(iii) conviction of any felony or crime involving moral turpitude which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company or any subsidiary or affiliate of the Company, or

(iv) willful or grossly negligent commission of any other act or failure to act in connection with the Executive’s duties as an executive of the Company which causes or reasonably may be expected (as of the time of such occurrence) to cause substantial economic injury to or substantial injury to the reputation of the Company or any subsidiary or affiliate of the Company, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described herein below.

(e) “Change of Control” shall mean a change of control that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

(i) any “person” (as such term is used in Sections 13(d) and I4(d)(2) as currently in effect, of the Exchange Act) is or becomes a “beneficial owner” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act), directly or indirectly, of securities representing the Applicable Percentage (as defined below) or more of the total voting power of all of the Company’s then outstanding voting securities. For purposes of this definition, the term “person” shall not include: (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, or (C) an underwriter temporarily holding securities pursuant to an offering of said securities;

(ii) during any period of two (2) consecutive calendar years, individuals who at the beginning of such period constitute the Board and any new directors) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(iii) the occurrence of a merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination: (A) all or substantially all of the individuals and entities who were the “beneficial owners” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act) of the outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, securities representing more man fifty percent (50%) of the total voting power of the then outstanding voting securities of the entity resulting from such Business Combination or the parent of such entity (the “Resulting Entity”); and (B) a majority of the members of the board of directors or other governing body of the Resulting Entity were members of the Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Business Combination;

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) any other event that a simple majority of the Board, in its sole discretion, shall determine constitutes a Change of Control.

For purposes of this definition, (A) at all times that Welsh, Carson, Anderson & Stowe, together with its affiliates, is the “beneficial owner” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act) of securities representing at least fifty percent (50%) of the total voting power of all of the Company’s then outstanding voting securities, “Applicable Percentage” means fifty percent (50%), and (B) at all times that Welsh, Carson, Anderson & Stowe, together with its affiliates, is the beneficial owner of securities representing less than fifty percent (50%) of the total voting power of all of the Company’s then outstanding voting securities, “Applicable Percentage” means that percentage that is one-hundredth of one percent (0.01%) more than the percentage of the total voting power of all of the Company’s then outstanding voting securities represented by securities beneficially owned by Welsh, Carson, Anderson & Stowe and its affiliates.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean either the Compensation Committee of the Board or a Subcommittee of such Committee duly appointed by the Board or the Committee.

(h) “Company” shall have the meaning set forth in the preamble hereto.

(i) “Company Stock” shall mean the $.10 par value common stock of the Company.

(j) “Competing Business” shall mean any person, firm, partnership, corporation, consortia, association or other entity that competes with the Company or any of its affiliates or subsidiaries, in any geographic market in which the Company either (A) offers or provides Virtual Private Network, Hosting, Internet Access or other services to customers; (B) operates or manages a provider of such services; (C) has material investments in a provider of such services; or (D), to Executive’s knowledge, has plans to either operate a telecommunications carrier, offer a telecommunications service, or invest in a telecommunications carrier within the next twelve months.

(k) “Confidential Information” shall mean any of the following information where such information is not generally known or available to the public:

(i) information pertaining to the Company’s present or future prices, discount and pricing policies and procedures, sales and marketing goals, strategies, and techniques;

(ii) information pertaining to the Company’s network and the Company’s computer software, hardware, firmware and documentation, including but not limited to applications, operating systems and any related source or object codes, flowcharts, algorithms, coding sheets, routines, subroutines, compilers, assemblers and designs;

(iii) information pertaining to software, hardware, and firmware created, developed, produced, or utilized by the Company, including, but not limited to, any such software, hardware, firmware, created, developed, produced, or utilized by Executive during the period of or arising out of Executive’s services to the Company;

(iv) the compilation of financial, purchasing and other data or information concerning the Company’s business;

(v) compiled lists or documents identifying Company customers or containing information describing the nature of the Company’s relationships with these customers;

(vi) confidential, proprietary or trade secret information submitted by the Company’s suppliers, consultants or co-venturers to the Company for study, evaluation or use under the terms of an implicit or explicit non-disclosure agreement; and

(vii) other Company propriety information not generally known to the public (including information about the Company’s operations, personnel, products, or services), which, if misused or disclosed, could have a reasonable likelihood of adversely affecting the business of the Company,

Executive agrees that Confidential Information is a trade secret for purposes of all applicable laws, and that Confidential Information would not be disclosed to Executive but for Executive’s execution of this Agreement.

(1) “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death and (ii) if Executive’s employment is terminated pursuant to Section 12(a)(ii) - (vi), the date specified in the Notice of Termination.

“Disability” shall mean (i) if Executive’s duties to the Company on a full-time basis for a total of six months during any 12-month period as a result of incapacity due to mental or physical illness which is determined to be reasonably likely to extend beyond the completion of the Term and which determination is made by a physician selected by the Company and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably). A Disability shall not be “incurred” hereunder until, at the earliest, the last day of the sixth month of such absence.

(n) “Executive” shall have the meaning set forth in the preamble hereto.

(o) “Good Reason” shall mean any of the following events which is not cured by the Company within 15 days after written notice thereof is given to the Company by Executive: (i) any reduction in Executive’s Base Salary or Bonus as established from time to time, or failure to pay Executive’s Base Salary or Bonus when due to Executive; (ii) any other material breach by the Company of any material term of this Agreement; (iii) any material change in Executive’s job titles, duties, reporting responsibilities or perquisites granted hereunder, without Executive’s consent; or (iv) any change in the principal location of Executive’s employment of more than 50 miles from its then-current location without Executive’s consent, or any change required by the Company to Executive’s current place of residence (which, for the avoidance of doubt, is Foothill Ranch, California) to any other place of residence that is more than 50 miles farther from the principal location of Executive’s employment than the distance from Foothill Ranch, California to the place of performance designated in Section 4 hereof. “Good Reason” shall cease to exist for an event on the 45th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company notice thereof prior to such date.

(p) “Notice of Termination” shall have the meaning set forth in Section 12(b).

(q) “Options” shall have the meaning set forth in Section 7.

(r) “Restricted Shares” shall have the meaning set forth in Section 8.

(s) “Stock Option Plan” shall mean, as applicable to the relevant Options, the Company’s “2003 Incentive Compensation Plan”, or any successor plan.

(t) “Term” shall have the meaning set forth in Section 2.

2. Employment Term. The Company hereby employs the Executive, and the Executive hereby accepts his employment, under the terms and conditions hereof. The term of the Executive’s employment under this agreement shall initially be for a period beginning on the Effective Date hereof and ending on March 4, 2005; PROVIDED that on March 5, 2005 and on each March 5 thereafter, the term of the Executive’s employment hereunder shall automatically be extended for an additional one-year period, unless prior to such March 5, the Company shall have given the Executive, or the Executive shall have given the Company, 45-day written notice that the Employment Term shall not be so extended. The period commencing on the date hereof and ending on the earlier of (i) the Date of Termination of Executive’s employment hereunder, and (ii) the later of March 4, 2005 or the expiration of all one-year extensions described in the preceding sentence, is referred to herein as the Employment Term (the “Employment Term”).

If the Executive continues in the full-time employ of the Company after the end of the Employment Term (it being expressly understood and agreed that the Company does not now, nor hereafter shall have, any obligation to continue the Executive in its employ whether or not on a full-time basis, after said Employment Term ends), then, unless otherwise expressly agreed to by the Executive and the Company in writing, the Executive’s continued employment by the Company after the Employment Term shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by the Company at will, with or without cause and with or without notice, but shall in all other respects be subject to the terms and conditions of this Agreement.

3. Position and Duties. Executive shall serve as Managing Director, Worldwide Consulting & Hosting, reporting to the President and Chief Operating Officer, with such responsibilities, duties and authority as are customary for such role, including, but not limited, overall management responsibility for Consulting and Hosting in the Company. During Executive’s employment, Executive will be expected to devote Executive’s full working time and attention to the business of Company, and Executive will not render services to any other business without prior approval or, directly or indirectly, engage or participate in any Competing Business. Executive will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that have been communicated or reasonably made available to Executive and that are from time to time in effect during the term of Executive’s employment.

4. Place of Performance. In connection with Executive’s employment during the Employment Term, Executive’s day-to-day offices shall be maintained in Irvine, California, except for necessary travel on the Company’s business. Notwithstanding the foregoing, it is hereby acknowledged that Executive shall not be required to report to any other location in the absence of reasonable business exigencies.

5. Annual Base Salary. During the Employment Terra, Executive shall receive a base salary at a rate not less than $275,000 per annum (the “Annual Base Salary”), less standard deductions, paid in accordance with the Company’s general payroll practices for executives, but no less frequently than monthly. The Annual Base Salary shall compensate Executive for any official position or directorship that Executive is asked to hold in the Company or its affiliates as a part of Executive’s employment responsibilities. No less frequently than annually during the Employment Term, the Committee, on advice of the Company’s President, shall review the rate of Annual Base Salary payable to Executive, and may, in its discretion, increase the rate of Annual Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of “Annual Base Salary” hereunder.

6. Bonus. Except as otherwise provided for herein, for each fiscal year or other period consistent with the Company’s then-applicable normal employment practices during which Executive is employed hereunder on the last day, Executive may be eligible To receive a bonus in an amount up to 130% of Executive’s Annual Base Salary (the “Bonus”) pursuant to achieving the Company’s financial goals, and as set forth in, the terms of the Company’s Executive Bonus Plan as such Plan may be amended from time to time at the Company’s sole discretion by giving a 30-day written notice to the Executive, plus such other bonus payments, if any, as shall be determined by the Committee in its sole discretion. If the beginning of the Executive’s Employment Term is later than the beginning of the Bonus period, whether the Company’s fiscal year or other period consistent with the Company’s then-applicable normal employment practices, the Executive’s Bonus payment will be pro-rated based on the number of days of the Executive’s employment during said Bonus period. For the first year of the Executive’s employment, under the terms hereof, the Executive will be guaranteed an additional one-time bonus payment of $75,000 payable at the earlier of (i) the Date of Termination of the Executive’s employment hereunder, or (ii) the first anniversary of the Executive’s employment

7. Stock Options. The Company may, in the Committee’s discretion, grant to Executive options to purchase shares of Company Stock (all of such options, collectively, the ‘Options”) pursuant to the terms of the Company’s “2003 Incentive Compensation Plan” and an associated Award Agreement, or any successor plan. It is the intent of the Company to grant Executive such number of Options and/or Restricted Shares as are customarily granted to similarly situated executives within the Company.

8. Restricted Shares. The Company may, in the Committee’s discretion, grant to Executive Restricted Shares (collectively, the “Restricted Shares”), which shall be subject to restrictions on their sale as set forth in the Company “2003 Incentive Compensation Plan” and an associated Award Agreement, or any successor plan.

9. Benefits. Executive shall be entitled to receive such benefits and to participate in such employee group benefit plans, including life, health and disability insurance policies, and financial planning services, and other perquisites plans as are generally provided by the Company to its senior executives of comparable level and responsibility in accordance with the plans, practices and programs of the Company, as amended from time to time.

10. Expenses. The Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive’s duties as an employee of the Company in accordance with the Company’s generally applicable policies and procedures. Such reimbursement is subject to the submission to the Company by Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time hereafter.

11. Vacations. Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time provided that, in no event shall Executive be entitled to less than 4 weeks vacation per calendar year. Executive shall also be entitled to paid holidays and personal days in accordance with the Company’s practice with respect to same as in effect from time to time.

12. Termination.

(a) Executive’s employment hereunder may be terminated by the Company, on the one hand, or Executive, on the other hand, as applicable, without any breach of this Agreement, under the following circumstances:

(i) Death. Executive’s employment hereunder shall automatically terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 14th day after delivery of such notice to Executive, provided that within the 14 days after such delivery, Executive shall not have returned to full-time performance of Executive’s duties.

(iii) Cause. The Company may terminate Executive’s employment hereunder for Cause effectively immediately upon delivery of notice to Executive.

(iv) Good Reason. Executive may terminate Executive’s employment herein for Good Reason upon at least 45 days’ advance written notice to the Company.

(v) Without Cause. The Company may terminate Executive’s employment hereunder without Cause upon at least 45 days’ advance written notice to the Executive.

(vi) Resignation without Good Reason. Executive may resign Executive’s employment without Good Reason upon at least 30 days’ written notice to the Company.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 12 (other than pursuant to Sections 12(a)(i)) shall be communicated by a written notice (the “Notice of Termination”‘) to the other party hereto, indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and specifying a Date of Termination. Pursuant Section 13, the Company may pay to Executive all Annual Base Salary, benefits and other rights due to Executive during such Notice Period instead of employing Executive during such Notice Period. If the Company provides payments in lieu of a notice period, that payment will constitute termination of employment for purposes of 12(c).

(c) Resignation from Representational Capacities. Upon Executive’s termination of employment with the Company for whatever reason, he shall be deemed to have effectively resigned from all executive, director or other positions with the Company or its affiliates at the time of Termination, and shall return all property owned by the Company and in Executive’s possession at that time.

13. Severance Payments. Other than as set forth below, no payments or benefits shall be due to Executive in connection with a termination of this Agreement other than Annual Base Salary and Benefits earned prior to the Date of Termination.

(a) Termination without Cause or for Good Reason. If Executive’s employment shall be terminated by the Company without Cause (pursuant to Section 12(a)(v)), or by the Executive for Good Reason (pursuant to Section 12(a)(iv)), and subject to the Company’s receipt of a general release in its customary form, the Company shall:

(i) pay to the Executive an amount equal to one (1) times the Executive’s then-current rate of Annual Base Salary, which total sum shall be payable in either a lump sum cash payment as soon as practicable following the Date of Termination or, in the Company’s discretion, in twenty-four (24) equal semi-monthly installments in accordance with the Company’s normal payroll practices, provided that, upon a Change of Control during such 12-month period, the amounts payable to Executive under this Section 13(a)(i), to the extent not yet paid as of such Change of Control, shall be paid to him or her in a single lump sum cash payment at the time of such Change of Control;

(ii) in the event Executive is entitled to receive severance payments pursuant to this Section 13(a), then, in addition to such severance payments, the Company shall pay to the Executive a lump sum payment in an amount that the Company reasonably determines to represent the estimated cost that Executive may incur to extend for a period of minimum one year, but not to exceed 18 months under the COBRA continuation laws, the medical coverage for Executive and Executive’s dependents in effect on the Date of Termination . Such payment may be used for such continuation coverage or for any other purpose. Any and all benefits in which the Executive and/or the Executive’s dependents were enrolled will terminate on the Date of Termination or pursuant to the plan document; and

(iii) provide for and pay the cost of up to 12 months, as required, of executive-level out-placement services (including the use of an office and secretarial support in or near Executive’s residence).

(iv) pay, in a lump sum cash payment as soon as practicable following the Date of Termination, the prorated portion of the unpaid Bonus to which Executive would otherwise be entitled (or pro rata portion of the year in which the Date of Termination occurred (or, if no such Bonus had yet been determined, the pro rata portion of the prior year’s Bonus, as equitably adjusted to reflect any changes in the Company’s performance in the current year).

(b) Termination by Reason of Disability or Death. If Executive’s employment shall terminate by reason of Executive’s Disability (pursuant to Section 12(a)(ii)) or death (pursuant to Section 12(a)(i)), and subject to the Company’s receipt of a general release in its customary form from the Executive in the case of Disability or Executive’s executor or personal representatives in the case of death, the Company shall pay to Executive, in a lump sum cash payment as soon as practicable following the Date of Termination, the prorated portion of the unpaid Bonus to which Executive would otherwise be entitled for pro rata portion of the year in which the Date of Termination occurred (or, if no such Bonus had yet been determined, the pro rata portion of the prior year’s Bonus). In the case of Disability, if there is a period of time during which Executive is not being paid Annual Base Salary and not receiving long-term disability insurance payments, the Committee may, in its discretion, determine that the Company shall make interim payments to Executive until commencement of disability insurance payments. If Company provides payments in lieu of a notice period, that payment will constitute termination of employment for purposes of 12 (c)

(c) Survival. The expiration or termination of the Employment Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration, subject to the terms of any general release provided by Executive.

14. Competition/Confidentiality.

(a) Executive shall not, in the case of subparagraph (i) below, at any time during the Employment Term or, in the case of subparagraphs (ii) and (iii) below, at any time during the Employment Term and for a period of one (1) year thereafter, without the prior written consent of the Board, directly or indirectly through any other person or entity:

(i) own, acquire in any manner any ownership interest in (except as purely passive investments amounting to no more than five percent of the voting equity), or serve as a director, officer, employee, counsel or consultant of any Competing Business,

(ii) solicit, entice, persuade or induce any individual who currently is, or at any time during the preceding twelve months shall have been, an officer, director or employee of the Company, or any of its affiliates, to terminate or refrain from renewing or extending such person’s employment with the Company or such subsidiary or affiliate, or to become employed by or enter into contractual relations with or become a consultant for any other individual or entity, further, Executive shall not approach any such current or former officer, director, or employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity, and Executive shall, for one year, refrain from disclosing to any person or entity the names of Executive’s former fellow employees where the purpose or reasonably foreseeable result of such disclosure is to allow such person or entity to solicit Company employees for employment, or

(iii) except in accordance with Executive’s duties on behalf of the Company, solicit, entice, persuade, or induce any individual or entity which currently is, or at any time during the preceding twelve months shall have been, a customer, consultant, vendor, supplier, lessor or lessee of the Company, or any of its subsidiaries or affiliates, to terminate or refrain from renewing or extending its contractual or other relationship with me Company or such subsidiary or affiliate, and Executive shall not approach any such customer, vendor, supplier, consultant, lessor or lessee for such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(iv) “Indirectly solicit” as used herein shall include, but is not to be limited to, providing Company’s proprietary information to another individual, or entity, allowing the use of Executive’s name by any company (or any employees of any other company) other than the Company, in the solicitation of the of Company’s customers.

(v) If so requested in writing by Executive, the Company shall advise the Executive promptly in writing in advance (but in no case later than 30 calendar day) as to whether, in the exercise of its reasonable judgment, the Company views any proposed activity contemplated by the Executive as constituting a violation of this Paragraph 14(a).

(b) Executive shall not at any time:

(i) other than when required in the ordinary course of business of the Company, disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity, any trade secret, or other Confidential Information, except such information that is a matter of public knowledge, was provided to Executive (without breach of any obligation of confidence owed to the Company) by a third party which is not an affiliate of the Company, or is required to be disclosed by law or judicial or administrative process, or

(ii) make any oral or written statement about the Company and/or its financial status, business, compliance with laws, personnel, directors, officers, consultants, services, business methods or otherwise, which is intended or reasonably likely to disparage the Company or otherwise degrade its reputation in the business or legal community in which it operates or in the telecommunications industry; provided that nothing in this Section 14(b) shall be construed so as to prevent Executive from using, in connection with his employment for himself or an employer other than the Company, knowledge that was acquired by him during the course of his employment with the Company and which is generally known to persons of his experience in other companies in the same industry;

(c) All memoranda, notes, lists, records and other papers or documents (and all copies thereof), including without limitation any such items stored in computer memories, on microfiche or by any other means, made or complied by or on behalf of Executive, or made available to him, relating to the Company, are and shall be the sole and exclusive property of the Company and shall be delivered to the Company promptly upon the Date of Termination or at any other time upon the request of the Company.

(d) Executive hereby represents that (i) Executive is not restricted in any material way from performing Executive’s duties hereunder as the result of any contract, agreement or law; and (ii) Executive’s due performance of Executive’s duties hereunder does not and will not violate the terms of any agreement to which Executive is bound.

(e) Executive acknowledges and agrees that all post-employment obligations contained in this Agreement continue in full force and effect whether Executive’s employment terminates with or without Cause or Good Reason by Executive or the Company, or there is any change in any terms or conditions of Executive’s employment or any position held by Executive. The Company’s failure to exercise any of its rights to enforce the provisions of this Agreement shall not be affected by the existence, or non-existence, of any other similar agreement for any other person employed by the Company, or by the Company’s failure to exercise any of its rights under this Agreement or any other similar agreement.

(f) In the event any agreement in Section 14 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

15. Injunctive Relief. It is recognized and acknowledged by Executive that a breach of the covenants contained in Section 14 hereof will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Executive specifically agrees that the covenants in Section 14 are reasonable and necessary in order to protect the Company’s legitimate business interests, and that the enforcement of a remedy by way of injunction or otherwise would not prevent Executive from earning a living. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Section 14 hereof, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. In the case of litigation brought under this Section 14, the prevailing party shall be entitled to reasonable attorneys’ fees and expenses in connection therewith.

16. Foreign Corrupt Practices Act. Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”). as amended, which provides generally that: under no circumstances will foreign officials, representatives, political parties or holders of public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or orders hereunder. When any representative, employee, agent, or other individual or organization associated with Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this section shall be imposed upon such person and included in any agreement between Executive and any such person. Failure by Executive to comply with the provisions of the FCPA shall constitute a material breach of this Agreement and shall entitle the Company to terminate Executive’s employment for Cause. Additionally, Executive hereby acknowledges that as a condition for the Company to continue this Agreement, Executive shall execute an acknowledgment that Executive has read [“An Explanation of the Foreign Corrupt Practices Act”) and [“Savvis Communications Corporation Policy on Foreign Transactions,”] copies of which have been provided to Executive. Executive also acknowledges that a condition precedent to the effectiveness of this Agreement shall be the execution by Executive of the [“Addendum to the Savvis Communications Corporation Policy on Foreign Transaction,”] a copy of which has been provided to Executive. Additionally, and as a condition for the Company to continue this Agreement, Executive shall be required from time to time at the reasonable request of the Company to execute a certificate of Executive’s compliance with the aforementioned laws and regulations, and any failure to do so shall constitute a material breach of this Agreement and shall entitle the Company to terminate Executive’s employment for Cause.

17. Purchases and Sales of the Company’s Securities. Executive has read and agrees to comply in all respects with the Company’s Policy Regarding the Purchase and Sale of the Company’s Securities by Employees; as such Policy may be amended from time to time. Specifically, and without limitation, Executive agrees that Executive shall not purchase or sell stock in the Company at any time (a) that: Executive possesses material non-public information about the Company or any of its businesses; and (b) during any “Trading Blackout Period” as may be determined by the Company as set forth in the Policy from time to time.

18. Indemnification. Executive shall be entitled to indemnification set forth in the Company’s Certificate of Incorporation to the maximum extent allowed under the Delaware General Corporation Law, and Executive shall be entitled to all protection of and coverage under any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive’s being or having been a director, officer or employee of the Company or any of its subsidiaries or Executive’s serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).

19. Withholding. Anything to the contrary notwithstanding, all payments required to be made by Company hereunder to Executive or his estate or beneficiary shall be subject to withholding of all amounts required to be withheld by applicable Internal Revenue Service and State tax authorities by the Company and shall be conditioned upon Executive’s submission of all information or execution of all instruments reasonably necessary to enable the Company to comply with such withholding requirements. In the event that the Executive owes the Company any amount of money at the Date of Termination, the Executive authorizes the Company to deduct any such amount from any amount payable to the Executive pursuant to Section 13. If the amount owed by the Executive exceeds any amount payable to the Executive at the Date of Termination, the Executive agrees to repay the Company the difference within 90 days from the Date of Termination. If the Executive fails to repay the Company within said time period, interest on any outstanding amount will accrue at a rate of 1.5% per month from the end of said time period and the Executive will be responsible for any reasonable costs and attorneys’ fees that the Company may incur for collecting the said amount.

20. Notices. Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; or (b) three days after being sent via U.S. certified mail, return receipt requested; or (c) the day after being sent via by overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

If to the Company:	SAVVIS Communications Corporation
Attn.: Human Resources
12851 Worldgate Drive Herndon, VA 20170

If to Executive:	Mr. Tim Caulfield
67 Montecilo
Foothill Ranch, CA 92610

Either party may change the address to which notices, requests, demands and other communications to such party shall be delivered personally or mailed by giving written notice to the other patty in the manner described above.

21. Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

22. Entire Agreement. This Agreement constitutes the entire agreement between the listed parties with respect to the subject matter described in this Agreement and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties with respect to such subject matter, except to the extent said agreements, understandings and arrangements are referenced or referred to in this Agreement. This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by both of the parties hereto; provided, however, that the waiver by either party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

23. Severabilitv. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement provided that the provisions held illegal, invalid or unenforceable does not reflect or manifest a fundamental benefit bargained for by a party hereto.

24. Assignment. This Agreement can be assigned only by the Company to a company that controls, is controlled by, or is under common control with the Company and which assumes all of the Company’s obligations hereunder. This agreement shall be binding in all respects on permissible assignees.

25. Notification. In order to preserve the Company’s rights under this Agreement, the Company is authorized to advise any third party with whom Executive may become employed or enter into any business or contractual relationship with, or whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and the Company shall not be liable for doing so.

26. Choice of Law/Jurisdiction. This Agreement is deemed to be accepted and entered into in Herndon, Virginia. Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this agreement, and over all aspects of the relationship between the parties hereto, shall be governed by the laws of the Commonwealth of Virginia without giving effect to its rules governing conflicts of laws.

27. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

28. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SAVVIS Communications Corporation

By:
Name:	Grier C. Raclin
Title:	Chief Legal Officer

EXECUTIVE

Name:	Tim Caulfield
Address:	67 Montecilo
Foothill Ranch, CA 92610